Exhibit 99.1

Koppers Holdings Inc.

436 Seventh Avenue Pittsburgh, PA 15219-1800

Tel 412 227 2001

News Release	www.koppers.com

FOR IMMEDIATE RELEASE

For Information:	Michael J. Zugay, Chief Financial Officer
412 227 2231
ZugayMJ@koppers.com

Koppers Holdings Inc. Reports First Quarter 2015 Results

Sales increase 20 percent from prior year quarter driven by revenues from

Osmose acquisition and higher untreated crosstie volumes

RUPS has record first quarter sales and profit

CMC segment negatively affected by lower oil prices and plant outage

Q1 2015 Diluted EPS of $(0.16) and Adjusted EPS of $0.03

Company affirms 2015 guidance

PITTSBURGH, May 8, 2015 – Koppers Holdings Inc. (NYSE: KOP), a global integrated producer of carbon compounds, specialty chemicals and treated wood products and services, today reported consolidated sales of $397.8 million for the first quarter of 2015, an increase of 20 percent, or $66.4 million, from sales of $331.4 million in the first quarter of 2014. The increase was driven by approximately $95.0 million in sales from the Osmose acquisition and a record sales quarter for Railroad and Utility Products and Services (RUPS). These increases were partially offset by lower sales for Carbon Materials and Chemicals (CMC) and the negative impact from foreign currency. Sales for CMC decreased due mainly to lower sales prices for products affected by lower oil prices.

Net loss for the quarter was $(3.4) million, or $(0.16) per diluted share compared to net income of $2.2 million, or $0.11 per diluted share in the first quarter of 2014. Adjusted net income and adjusted earnings per share were $0.6 million and $0.03 per share for the first quarter of 2015 compared to $6.6 million and $0.32 per share in the prior year quarter. Adjustments to net income for the first quarter of 2015 amounted to $4.0 million and consisted of plant closing and impairment charges and LIFO expense, which more than offset a gain on the sale of the North American utility pole business. Adjustments to net income for the first quarter of 2014 totaled $4.4 million and consisted of plant closing and impairment charges.

While Koppers North American railroad results improved due to increased hardwood availability and the Performance Chemicals (PC) business performed consistent with expectations, profitability for CMC was adversely affected by the impact of lower oil prices on the selling prices of certain CMC products while an extended unplanned outage at the Stickney, Illinois plant had an approximate $1.9 million pre-tax impact on results. Also impacting earnings were net foreign exchange losses of $2.3 million that were recognized during the first quarter of 2015. Additionally, an increase in interest expense of $6.2 million due to higher debt levels also negatively impacted earnings for the quarter.

Commenting on the quarter, Leroy Ball, president and CEO of Koppers, said, “I am encouraged by the fact that our first quarter results finished in line with our expectations, given the impact of the extended outage at our Stickney facility and the larger than expected foreign exchange losses that were incurred during the quarter. Untreated crosstie availability continues to improve, which helped drive our RUPS segment to record first quarter results while PC turned in solid numbers that were seasonally in line with prior years’ performance.”

Mr. Ball continued, “I am particularly pleased that we were able to pay down approximately $35 million in debt during a seasonally weak first quarter, which puts us well on track to meet or exceed our $100 million minimum debt reduction goal for this year. As we transition into the second quarter, our focus continues to be on generating cash to de-lever the balance sheet, de-emphasizing our CMC growth strategy in the low-margin emerging markets, and restructuring the overall CMC operating footprint.”

2015 Guidance Affirmed

Commenting on 2015 Mr. Ball said, “I remain comfortable with our previously issued guidance that provides for sales of approximately $1.7 billion, adjusted EBITDA of $165 million-175 million, and adjusted EPS of $1.60-$1.90. CMC plant reliability, the relative strength of crosstie availability, and any potential reductions in railroad maintenance budgets will determine where within the range we finish the year as we are still projecting no benefit from any potential increase in crude oil prices.”

Summary of First-Quarter Financial Performance:

•	Sales for RUPS of $158.1 million increased by 23 percent or $29.3 million compared to sales of $128.8 million in the prior year quarter. The net increase in sales in RUPS was due mainly to higher sales volumes for railroad crossties. The incremental sales from the Osmose businesses that are included in RUPS were almost entirely offset by lower sales of utility poles due to the sale of the North American utility business, lower sales volumes of poles in Australia, and the negative translation effect of the stronger US dollar on Australian pole sales.

•	PC reported revenues of $81.5 million for the first quarter, which like the fourth quarter, is one of its seasonally weaker quarters for sales and profitability. Sales in each region that the PC segment operates in were at or better than expectations in the first quarter when measured in local currency.

•	Sales for CMC totaling $158.2 million decreased by 22 percent or $44.4 million compared to sales of $202.6 million in the prior year quarter. The decline was due to lower sales prices for carbon black feedstock, phthalic anhydride, and naphthalene, which were driven by lower oil prices, and foreign currency reduced CMC sales by approximately $13.2 million. These decreases in sales were partially offset by $14.6 million of incremental revenues from the KJCC joint venture in China.

•	Adjusted EBITDA was $26.9 million compared to $25.4 million in the first quarter of 2014 due mainly to incremental earnings from the Osmose acquisition, higher earnings from RUPS, and lower global coal tar raw material costs, which more than offset lower earnings from CMC driven by lower sales prices, the impact of the Stickney plant outage, and foreign currency losses.

•	Items excluded from adjusted EBITDA for the quarter included $5.4 million of pre-tax charges related to impairment, restructuring and plant closure costs, and $0.6 million of LIFO expense, partially offset by a net gain on sale of the utility business of $2.3 million. Adjusted net income and adjusted EPS exclude a $4.0 million impact related to the items above.

For the company’s 2015 guidance, Adjusted EBITDA and Adjusted EPS exclude restructuring, impairment, and plant closure charges and LIFO charges, the exact amounts of which are not determinable, but may be significant. For that reason, the company is unable to provide GAAP earnings estimates at this time. In addition, 2015 GAAP results are subject to completion of the company’s year-end accounting processes, which include the finalization of several potentially significant items that could affect these results. These items include, among others, required adjustments to preliminary purchase accounting and the company’s annual provision for income taxes. Final results could also be affected by various other factors that we are unaware of at this time.

Investor Conference Call and Web Simulcast

Koppers management will conduct a conference call this morning, May 8, 2015, beginning at 11:00 a.m. EDT to discuss the company’s performance. Interested parties may access the live audio broadcast by dialing 888 505 4368 in the

US/Canada or +1 719 457 1035 for International, Conference ID number 6719610. Investors are requested to access the call at least five minutes before the scheduled start time in order to complete a brief registration. An audio replay will be available approximately two hours after the call’s completion at 888 203 1112 or +1 719 457 0820, Conference ID number 6719610. The recording will be available for replay through May 22, 2015.

The live broadcast of Koppers conference call will be available online: http://edge.media-server.com/m/p/hp5ejqp9/lan/en. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

Please note that there will be presentation materials posted to the company’s website prior to the call.

If you are unable to participate during the live webcast, the call will be archived on www.koppers.com and www.streetevents.com shortly after the live call and continuing through May 22, 2015.

The following reconciliations are included in this press release: Unaudited Reconciliation of Net Income Attributable to Koppers and Adjusted Net Income; Unaudited Reconciliation of Diluted Earnings Per Share and Adjusted Earnings Per Share; and Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA.

About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global producer of carbon compounds, specialty chemicals, and treated wood products and services for the aluminum, railroad, specialty chemical, utility, rubber, concrete, steel, residential lumber, and agriculture industries. Including our joint ventures, we serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, China and Europe. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol “KOP.” For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Michael J. Zugay at 412 227 2231 or Michael W. Snyder at 412 227 2131.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows. All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plans,” “potential,” “intends,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications with and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, product introduction or expansion, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and repurchases of debt or equity securities, are subject to known and unknown risks, uncertainties and contingencies. Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements, include, among other things, the impact of the price of oil on certain of our products; Koppers may not be able to successfully integrate the wood preservatives business and/or the railroad services business of Osmose or such integration may take longer to accomplish than expected; the expected cost savings and any synergies from the Osmose acquisition may not be fully realized within the expected timeframes; disruption from the Osmose acquisition may make it more difficult to maintain relationships with clients, associates or suppliers; continuing uncertain economic conditions in Europe, demand for Koppers goods and services, competitive conditions, interest rate and foreign currency rate fluctuations, availability and costs of key raw materials, unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and quarterly report on Form 10-Q. Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Koppers Holdings Inc.

Unaudited Consolidated Statement of Operations

(Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2015	2014

Net sales	$397.8	$331.4
Cost of sales (excluding items below)	343.5	285.1
Depreciation and amortization	15.0	8.9
Gain on sale of business	(3.2)	—
Impairment and restructuring charges	2.7	15.5
Selling, general and administrative expenses	31.8	21.4

Operating profit	8.0	0.5
Other income	0.2	0.2
Interest expense	13.0	6.8

Loss before income taxes	(4.8)	(6.1)
Income taxes	(0.6)	(6.0)

Net loss	(4.2)	(0.1)
Net loss attributable to noncontrolling interests	(0.8)	(2.3)

Net (loss) income attributable to Koppers	$(3.4)	$2.2

(Loss) earnings per common share:

(Loss) earnings per basic common share	$(0.16)	$0.11

(Loss) earnings per diluted common share	$(0.16)	$0.11

Weighted average shares outstanding (in thousands):
Basic	20,512	20,384
Diluted	20,512	20,588
Dividends declared per common share	$—	$0.25

Koppers Holdings Inc.

Unaudited Consolidated Balance Sheet

(Dollars in millions, except per share amounts)

	March 31, 2015	December 31, 2014
Assets
Cash and cash equivalents	$25.8	$51.1
Accounts receivable, net of allowance of $5.3 and $5.6	190.8	198.7
Income tax receivable	4.5	—
Inventories, net	222.5	241.2
Deferred tax assets	10.7	10.5
Loan to related party	9.5	9.5
Other current assets	31.5	30.3

Total current assets	495.3	541.3
Equity in non-consolidated investments	4.5	5.0
Property, plant and equipment, net	294.0	299.7
Goodwill	248.7	247.2
Identifiable intangible assets, net	169.1	167.7
Deferred tax assets	7.0	7.8
Other assets	25.2	25.2

Total assets	$1,243.8	$1,293.9

Liabilities
Accounts payable	$142.9	$120.6
Accrued liabilities	107.4	122.5
Dividends payable	1.7	5.1
Short-term debt and current portion of long-term debt	44.7	43.9

Total current liabilities	296.7	292.1
Long-term debt	770.9	806.6
Accrued postretirement benefits	53.8	54.7
Deferred tax liabilities	9.0	10.2
Other long-term liabilities	47.0	46.4

Total liabilities	1,177.4	1,210.0
Commitments and contingent liabilities

Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	—	—
Common Stock, $0.01 par value per share; 40,000,000 shares authorized; 21,991,940 and 21,938,260 shares issued	0.2	0.2
Additional paid-in capital	165.1	164.5
Retained earnings	14.7	18.0
Accumulated other comprehensive loss	(70.5)	(60.3)
Treasury stock, at cost; 1,457,523 and 1,443,248 shares	(52.7)	(52.4)

Total Koppers shareholders’ equity	56.8	70.0

Noncontrolling interests	9.6	13.9

Total equity	$66.4	$83.9

Total liabilities and equity	$1,243.8	$1,293.9

Koppers Holdings Inc.

Unaudited Consolidated Statement of Cash Flows

(Dollars in millions)

	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014

Cash provided by (used in) operating activities:
Net (loss) income	$(4.2)	$(0.1)
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	15.0	8.9
Impairment and restructuring charges	2.7	4.7
Gain on sale of assets and businesses	(3.2)	—
Deferred income taxes	(1.6)	(7.2)
Equity loss, net of dividends received	0.5	—
Change in other liabilities	0.7	(2.8)
Non-cash interest expense	0.9	0.4
Stock-based compensation	0.7	1.2
Other	1.8	0.2
Changes in working capital:
Accounts receivable	3.1	2.1
Inventories	4.8	(6.6)
Accounts payable	24.2	(16.8)
Accrued liabilities and other working capital	(25.7)	2.3

Net cash provided by (used in) operating activities	19.7	(13.7)

Cash used in investing activities:
Capital expenditures	(7.0)	(14.8)
Acquisitions, net of cash acquired	(15.3)	(29.6)
Net cash proceeds from divestitures and asset sales	12.3	—

Net cash used in investing activities	(10.0)	(44.4)

Cash (used in) provided by financing activities:
Borrowings of revolving credit	148.1	67.5
Repayments of revolving credit	(176.5)	(52.5)
Borrowings of long-term debt	—	22.2
Repayments of long-term debt	(6.6)	—
Repurchases of Common Stock	(0.3)	(2.0)
Payment of deferred financing costs	(0.1)	—
Dividends paid	(6.8)	(5.0)

Net cash (used in) provided by financing activities	(42.2)	30.2
Effect of exchange rate changes on cash	7.2	0.4

Net decrease in cash and cash equivalents	(25.3)	(27.5)
Cash and cash equivalents at beginning of period	51.1	82.2

Cash and cash equivalents at end of period	$25.8	$54.7

Unaudited Segment Information

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended March 31,
	2015	2014

Net sales:

Carbon Materials and Chemicals	$158.2	$202.6
Railroad and Utility Products and Services	158.1	128.8
Performance Chemicals	81.5	—

Total	397.8	331.4
Operating (loss) profit:
Carbon Materials and Chemicals	(10.9)	(8.8)
Railroad and Utility Products and Services	15.4	11.1
Performance Chemicals	6.4	—
Corporate Unallocated	(2.9)	(1.8)

Total	8.0	0.5
Depreciation and amortization:
Carbon Materials and Chemicals	6.2	6.1
Railroad and Utility Products and Services	4.1	2.8
Performance Chemicals	4.7	—

Total	15.0	8.9
Other (loss) income:
Carbon Materials and Chemicals	(0.6)	0.5
Railroad and Utility Products and Services	0.1	(0.9)
Performance Chemicals	0.5	—
Corporate Unallocated	0.2	0.6

Total	0.2	0.2
Adjusted EBITDA(1):
Carbon Materials and Chemicals	(2.6)	13.6
Railroad and Utility Products and Services	20.6	13.0
Performance Chemicals	11.6	—
Corporate Unallocated	(2.7)	(1.2)

Total	$26.9	$25.4
Adjusted EBITDA margin:
Carbon Materials and Chemicals	(1.6)%	6.7%
Railroad and Utility Products and Services	13.0%	10.1%
Performance Chemicals	14.2%	—%
Total	6.8%	7.7%

(1)	The tables below describe the adjustments to EBITDA for the quarters ended March 31, 2015 and 2014, respectively.

Adjustments to EBITDA

	Q1 2015				Q1 2014
	COGS	R&I	SGA	Total	COGS	R&I	SGA	Total
CMC adjustments
North American restructuring	$0.3	$—	$1.7	$2.0	$—	$—	$—	$—
Uithoorn closure	$0.5	$—	$0.1	$0.6	$—	$10.8	$0.3	$11.1
KCCC impairment	$—	$—	$—	$—	$—	$4.7	$—	$4.7
LIFO	$0.1	$—	$—	$0.1	$—	$—	$—	$—

	$0.9	$—	$1.8	$2.7	$—	$15.5	$0.3	$15.8
RUPS adjustments
Green Spring closure	$0.1	$2.7	$—	$2.8	$—	$—	$—	$—
Net gain on sale of utility business	$(2.3)	$—	$—	$(2.3)	$—	$—	$—	$—
LIFO	$0.5	$—	$—	$0.5	$—	$—	$—	$—

	$(1.7)	$2.7	$—	$1.0	$—	$—	$—	$—

Total adjustments	$(0.8)	$2.7	$1.8	$3.7	$—	$15.5	$0.3	$15.8

Koppers believes that adjusted net income, adjusted earnings per share, and adjusted EBITDA provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends and facilitates comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures.

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended March 31,
	2015	2014
Net (loss) income attributable to Koppers	$(3.4)	$2.2

Items impacting pre-tax income (1)
Impairment, restructuring and plant closure costs	6.1	17.2
Net gain on sale of North American utility pole business	(2.3)	—
LIFO	0.6	—
Items impacting net income, net of tax and non-controlling interests	4.0	4.4

Adjusted net income	$0.6	$6.6

Adjustments to pre-tax income

	Q1 2015					Q1 2014
	COGS	R&I	D&A	SGA	Total	COGS	D&A	R&I	SGA	Total
CMC adjustments
North American restructuring	$0.3	$—	$—	$1.7	$2.0	$—		$—	$—	$—
Uithoorn closure	$0.5	$—	$(0.1)	$0.1	$0.5	$—	$0.9	$10.8	$0.3	$12.0
KCCC impairment	$—	$—	$—	$—	$—	$—	$0.5	$4.7	$—	$5.2
LIFO	$0.1	$—	$—	$—	$0.1	$—	$—	$—	$—	$—

	$0.9	$—	$(0.1)	$1.8	$2.6	$—	$1.4	$15.5	$0.3	$17.2
RUPS adjustments
Green Spring closure	$0.1	$2.7	$0.8	$—	$3.6	$—	$—	$—	$—	$—
Net gain on sale of utility business	$(2.3)	$—	$—	$—	$(2.3)	$—	$—	$—	$—	$—
LIFO	$0.5	$—	$—	$—	$0.5	$—	$—	$—	$—	$—

	$(1.7)	$2.7	$0.8	$—	$1.8	$—	$—	$—	$—	$—

Total adjustments	$(0.8)	$2.7	$0.7	$1.8	$4.4	$—	$1.4	$15.5	$0.3	$17.2

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE AND

ADJUSTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended March 31,
	2015	2014
Net (loss) income attributable to Koppers	$(3.4)	$2.2

Adjusted net income (from above)	$0.6	$6.6

Denominator for diluted earnings per share (000s)	20,512	20,588

(Loss) earnings per share:
Diluted (loss) earnings per share	$(0.16)	$0.11

Adjusted earnings per share	$0.03	$0.32

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended March 31,
	2015	2014
Net loss	$(4.2)	$(0.1)
Interest expense	13.0	6.8
Depreciation and amortization	15.0	8.9
Income tax provision	(0.6)	(6.0)

EBITDA with noncontrolling interests	23.2	9.6

Items impacting net income (1)
Impairment, restructuring and plant closure costs	5.4	15.8
Net gain on sale of North American utility pole business	(2.3)	—
LIFO	0.6	—

Adjusted EBITDA with noncontrolling interests	$26.9	$25.4

(1)	Refer to adjustments under Unaudited Segment Information.